Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated August 31, 2005 relating to the financial statements of UFJ Holdings, Inc. for the years ended March 31, 2005 and 2004, and our report dated March 2, 2005, except for Note 29 as to the subsequent event for UFJ Strategic Partner Co., Ltd., as to which the date is March 31, 2005, relating to the financial statements of UFJ Holdings, Inc. for the years ended March 31, 2004 and 2003 which appear in the Current Report on Form 6-K dated February 28, 2006. We also consent to the reference to us under the heading “Experts” which appears in the Prospectus Supplement and Prospectus, which is part of this Registration Statement.

/s/ ChuoAoyama PricewaterhouseCoopers

Tokyo, Japan

February 28, 2006